Consent of Independent Registered Public Accounting Firm

The Board of Directors
DNB Financial Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (XXX-XXXX) of DNB Financial Corporation of our report dated October 25, 2006, with respect to the consolidated statements of financial condition of DNB Financial Corporation and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 10-K of DNB Financial Corporation.

October 24, 2006
Philadelphia, Pennsylvania